Exhibit 99.1

Hologic Announces Preliminary Financial Results for First Quarter of Fiscal 2021

– Revenue of $1,609.8 Million Grows 89.3%, 86.5% in Constant Currency –

– Excluding Acquisitions and Divestitures, Organic Revenue More than Doubles –

– Company Announces New $1.0 Billion Share Repurchase Authorization, Pays Off Revolving Debt –

MARLBOROUGH, Mass.--(BUSINESS WIRE)--January 8, 2021--Hologic, Inc. (Nasdaq: HOLX) announced today preliminary revenue results for its first fiscal quarter ended December 26, 2020.

The Company expects to report total revenues of approximately $1,609.8 million, an increase of 89.3% compared to the prior year period, or 86.5% in constant currency. These preliminary results compare to the Company’s most recent guidance range of $1,350 to $1,425 million, which was provided on November 4, 2020.

“Hologic’s strong momentum continued in the first quarter of fiscal 2021 as organic revenue more than doubled, well ahead of our prior expectations,” said Steve MacMillan, the Company’s Chairman, President and Chief Executive Officer. “Thanks to the incredible efforts of our Diagnostics team, we provided almost 30 million COVID-19 tests to global customers in the quarter. Importantly as well, our Breast Health and Surgical businesses showed remarkable strength, with each franchise posting growth in all major geographies – the United States, Europe and Asia-Pacific. I am so proud of how our teams are showing up for our customers around the world every day.”

Global revenues by division are expected to be:

$s in millions	Preliminary Q1’21	Q1’20	Reported Change	Constant Currency Change
Diagnostics	$1,128.2	$311.5	262.2%	256.3%
Excluding Blood	$1,120.1	$299.5	274.0%	267.8%
Breast Health	$332.7	$331.1	0.5%	(0.6%)
GYN Surgical	$124.0	$119.1	4.1%	3.3%
Skeletal Health	$24.9	$23.5	6.0%	4.0%
Medical Aesthetics	$0.0	$65.3	N/A	N/A
Total	$1,609.8	$850.5	89.3%	86.5%
Excluding Divestitures and Acessa Acquisition (Organic)	$1,600.5	$773.2	107.0%	104.0%

Hologic has not yet completed its financial close processes for the first quarter of 2021, so GAAP financial results for the quarter have not yet been finalized. However, the Company expects non-GAAP diluted earnings per share (EPS) to be significantly higher than the guidance provided on November 4, 2020.

Hologic intends to provide its full financial results for the first quarter on January 27, 2021. Until that time, the preliminary revenue results described in this press release are estimates only and are subject to revisions that could differ materially. When the Company reports its first quarter results, it also expects to provide financial guidance for the second quarter of fiscal 2021, following the completion of its quarterly forecasting process.

Share Repurchases, Debt Reduction

Hologic also announced today that its Board of Directors recently approved a new, five-year, $1.0 billion share repurchase plan. Under its prior authorization, the Company repurchased nearly 1.5 million shares of stock for $101 million in the first quarter.

In addition, during the first quarter the Company paid off the $250 million balance on its revolving credit facility.

J.P. Morgan Healthcare Conference

Hologic is providing these updates in advance of its participation in the 39th Annual J.P. Morgan Healthcare Conference, which begins on Monday, January 11, 2021. The Company will post its conference presentation to the investors section of its website at www.investors.hologic.com. Live webcasts of the Company’s presentation and question and answer session, which begin at 11:40 a.m. Eastern Time Monday, also may be accessed there. The webcasts will be available for 30 days.

Use of Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures in this press release: constant currency revenue, organic revenue and non-GAAP EPS. Constant currency calculations show reported current period revenues as if the foreign exchange rates remain the same as those in effect in the comparable prior year period. Organic revenue is on a constant currency basis and excludes the divested Blood Screening and Cynosure businesses, and the acquired Acessa business. The Company defines its non-GAAP net income and EPS to exclude, as applicable: (i) the amortization of intangible assets and impairment of goodwill, intangible assets and equipment; (ii) additional depreciation expense from acquired fixed assets and accelerated depreciation related to consolidation and closure of facilities; (iii) additional expenses resulting from the purchase accounting adjustment to record inventory at fair value and adjustments to contingent consideration; (iv) restructuring and divestiture charges and facility closure and consolidation charges and costs incurred to integrate acquisitions (including retention, transaction bonuses, legal and professional consulting services) and separate divested businesses from existing operations; (v) expenses related to its divested Cynosure business incurred subsequent to the disposition date primarily related to indemnification provisions for legal and tax matters; (vi) transaction related expenses for divestitures and acquisitions; (vii) third-party expenses incurred related to implementing the European MDR/IVDR requirements and obtaining the appropriate approvals for its existing products; (viii) debt extinguishment losses and related transaction costs; (ix) the unrealized (gains) losses on the mark-to-market of forward foreign currency contracts and foreign currency option contracts for which the Company has not elected hedge accounting; (x) litigation settlement charges (benefits) and non-income tax related charges (benefits); (xi) other-than-temporary impairment losses on investments and realized gains and losses resulting from the sale of investments; (xii) the one-time discrete impact of tax reform and other one-time impacts related to internal restructuring and non-operational items; (xiii) other one-time, non-recurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and (xiv) income taxes related to such adjustments. The Company is unable to provide GAAP EPS in this press release because certain significant items have not yet been finalized. Such items depend on various factors and could have a material impact on reported GAAP EPS. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of Hologic's historical operating results and comparison to competitors' operating results. Non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures (when they become available), may provide a more complete understanding of factors and trends affecting Hologic's business. Because non-GAAP financial measures exclude the effect of items that increase or decrease the company's reported results of operations, management strongly encourages investors to review, when they become available, the Company's consolidated financial statements and publicly filed reports in their entirety.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements relating to the Company’s anticipated revenue results for the first quarter of fiscal 2021. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the severity and duration of the COVID-19 pandemic and its impact on the U.S. healthcare system, the U.S. economy and worldwide economy; the timing, scope and effect of further U.S. and international governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic; continued demand for the Company’s COVID-19 TMA assay; the Company’s ability to manufacture, on a scale necessary to meet demand, its COVID-19 TMA assay as well as the Panther systems on which the assay runs; U.S., European and general worldwide economic conditions; worldwide economic conditions and related uncertainties; the Company’s reliance on third-party reimbursement policies to support the sales and market acceptance of its products; uncertainties regarding healthcare reform legislation, budget reduction or other cost containment efforts; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company’s products; risks associated with acquisitions, including, without limitation, the Company’s ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company’s international activities and businesses; the Company’s ability to predict accurately the demand for its products and develop strategies to address its markets successfully; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the Company's revenue results are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

SOURCE: Hologic, Inc.

Contacts

Michael Watts
Vice President, Investor Relations and Corporate Communications
(858) 410-8588